EXHIBIT 99.1

Angel Oak Mortgage, Inc. Announces Dividend Distribution Tax Information for 2022

ATLANTA – March 2, 2023 -- Angel Oak Mortgage, Inc. (NYSE: AOMR) (the “Company,” “we,” and “our”), a leading real estate finance company focused on acquiring and investing in first lien non-QM loans and other mortgage-related assets in the U.S. mortgage market, today announced tax information regarding its dividend distributions for 2022.

During 2022, the Company distributed dividends totaling $1.67 per share of common stock (CUSIP 03464Y108). The table below provides information on the expected federal income tax characterization for the Company’s common stock dividend distributions paid in 2022. Shareholders are encouraged to confirm that the tax statements they receive from their brokerage firms align with the information reported in this document and to consult with their tax advisors to determine individual tax implications.

Dividend Distribution Type	Record Dates	Payable Dates	Total Distribution Per Share	Ordinary Income Per Share	Qualified Dividend Per Share	Return of Capital Per Share	Long-Term Capital Gains Per Share
Regular	March 22, 2022	March 31, 2022	$0.45	$—	$—	$0.45	$—
Regular	May 23, 2022	May 31, 2022	$0.45	$—	$—	$0.45	$—
Regular	August 22, 2022	August 31, 2022	$0.45	$—	$—	$0.45	$—
Regular	November 22, 2022	November 30, 2022	$0.32	$—	$—	$0.32	$—
Total Allocated to 2022			$1.67	$—	$—	$1.67	$—

About Angel Oak Mortgage, Inc.
Angel Oak Mortgage, Inc. is a real estate finance company focused on acquiring and investing in first lien non-QM loans and other mortgage-related assets in the U.S. mortgage market. The Company’s objective is to generate attractive risk-adjusted returns for its stockholders through cash distributions and capital appreciation across interest rate and credit cycles. The Company is externally managed and advised by an affiliate of Angel Oak Capital Advisors, LLC, which, collectively with its affiliates, is a leading alternative credit manager with a vertically integrated mortgage origination platform. Additional information about the Company is available at www.angeloakreit.com.
Contacts
Investors:
investorrelations@angeloakreit.com
855-502-3920

Media:
Bernardo Soriano, Gregory FCA for Angel Oak Mortgage, Inc.
914-656-3880
bernardo@gregoryfca.com

Company Contact:
Randy Chrisman, Chief Marketing & Corporate Investor Relations Officer, Angel Oak Capital Advisors
404-953-4969
randy.chrisman@angeloakcapital.com